Exhibit 21.1

Subsidiaries	State or Other Jurisdiction of Incorporation or Organization
Carmel Comunicaciones, S.A. de C.V.	Mexico
Engreen, Inc.	California
Engreen India Private Limited	India
Euro Broadband Retail Sàrl	Switzerland
Exede DEU GmbH	Germany
IOM Licensing Holding Company Limited	Isle of Man
MBC Czech republic s.r.o.	Czech Republic
MBC Netherlands B.V.	Netherlands
MBC Poland LLC sp. z o.o.	Poland
MBC Switzerland Sàrl	Switzerland
V3GS Austria GmbH	Austria
VGlobal Corp, S.A. de C.V.	Mexico
Viasat (IOM) Limited	Isle of Man
Viasat Antenna Systems S.A.	Switzerland
Viasat Australia Pty Limited	Australia
Viasat Brasil Participações Limitada	Brazil
Viasat Brasil Serviços de Comunicações Limitada	Brazil
Viasat Broadband Holdings B.V.	Netherlands
Viasat Canada Corp.	Canada
Viasat China Services, Inc.	Delaware
Viasat Europe S.r.L.	Italy
Viasat India Pvt. Ltd.	India
Viasat Ireland Limited	Ireland
Viasat Israel Ltd.	Israel
Viasat Netherlands B.V.	Netherlands
Viasat Peru S.R.L.	Peru
Viasat Satellite Holdings Limited	United Kingdom
Viasat Satellite Ventures Holdings Luxembourg S.a.r.l.	Luxembourg
Viasat Technologies Limited	United Kingdom
Viasat Tecnologia S.A. de C.V.	Mexico
Viasat UK Limited	United Kingdom
Viasat VS3 Holdings Limited	United Kingdom
Viasat Worldwide Limited	Delaware
Viasat, Inc. Limitada	Chile
VParent, Inc.	Delaware
VService, Inc.	Delaware